                                                                      Exhibit 11
                                                                      ----------

                Statement re Computation of Per Share Earnings
                ----------------------------------------------

Historical Shares:
                                        1997        1996         1995
                                        ----        -----        ----
 Shares outstanding                      750          750         750
 Thirty warrants to be converted (1)      30         27.5           0
                                        ----        -----        ----
                                         780        777.5         750

  Total shares                           780          778         750
                                        ====        =====        ====

(1) The warrants were issued in early May 1995, thus they were outstanding for 11/12 of the year. (11/12 X 30 = 27.5 shares outstanding for fiscal year
     1996).


Net Income (Loss) Applicable to Common Shares:

                                               1997        1996       1995
                                               ----        ----       ----
Net income (loss) per financial statements   $149,166     $15,314   ($29,662)
                                             ========     =======   =========



Historical EPS:      1997                 1996                  1995
                     ----                 ----                  ----
                  $149,166              $15,314               ($29,662)
                  --------              -------                -------
                       780  $191.23         778  $19.68            750  ($39.55)
                            =======              ======                  ======